Exhibit 10.72

                      NUTRITION 21 CHANGE OF CONTROL POLICY


1.     Certain Definitions

       (a) A "Change of Control" occurs when any person or group (an "Acquiring Person") first beneficially owns 25% or more of (i) Nutrition 21's then outstanding common stock ("Common Stock") or
              (ii) the total voting power represented by the outstanding Common Stock.

       (b) Notwithstanding the foregoing, no person or entity shall become an "Acquiring Person" as the result of an acquisition of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person or entity to 25% or more of the shares of Common Stock then outstanding, provided that if any person or group shall become the beneficial owner of 25% or more of the Common Stock then outstanding by reason of share purchases by Nutrition 21 and shall, after such share purchases by Nutrition 21, become the beneficial owner of any additional Common Stock constituting 1% or more of the Common Stock outstanding as of the close of business on the date that such person or entity first becomes the beneficial owner of 25% or more of the Common Stock, then such person or entity shall be deemed to be an "Acquiring Person."

2. "Covered Persons" are persons who at the time of the Change of Control serve as officers elected by the Board, the Vice President of Technical Services and Scientific Affairs, and the Vice President of Corporate Development.

3. If a Covered Person is terminated or resigns within 180 days after a Change in Control has occurred:

       (a) the Covered Person will vest in all of his or her stock options and SAR's, and

       (b) Nutrition 21 will pay to the Covered Person in a lump sum, within 30 days after termination or resignation:

              i. 2.99 times the sum of his or her Base Compensation and Bonus in the calendar year prior to the Change in Control, plus

              ii. a gross up of all taxes on the payments in clause i. and on all successive gross-ups under this clause ii.

       (c) Interest shall accrue on the payment obligations in Section (b) at the floating prime rate +2 until paid.

4.     Notwithstanding the foregoing:

       (a) the payments under Section 3 shall be reduced to the extent necessary to prevent the application of Section 280G of the Internal Revenue Code, and

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       (b)    in order to receive vesting rights and payments under this Policy, a Covered Person must within 30 days after termination or resignation agree in writing not to compete with Nutrition 21 for a period of one year after the date of termination or resignation.


5. For purposes of this Policy, "Base Compensation" means annual salary, and "Bonus" means a discretionary amount based on performance that was paid, or that was deemed paid for any purpose under any applicable employment or other written agreement



Adopted September 12, 2002

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